Exhibit 10.1

Energy Transfer Partners Deferred Compensation Plan

ARTICLE I

PURPOSE AND EFFECTIVE DATE

The purpose of the Energy Transfer Partners Deferred Compensation Plan (“Plan”) is to aid the Company and its Affiliates in retaining and attracting executive employees by providing them with tax deferred savings opportunities. This voluntary nonqualified Plan provides a select group of management and highly compensated employees, within the meaning of ERISA Sections 201(2), 301(a)(3) and 401(a)(1), with the opportunity to elect to defer receipt of specified portions of compensation, and to have these deferred amounts treated as if invested in specified hypothetical investment benchmarks. The Plan is intended to conform to the requirements of Code Section 409A. The Plan shall be effective January 1, 2010, and deferral elections made hereunder shall be effective, with respect to Base Salary Deferrals, on or after the first day of the first payroll period of the Company and its Affiliates that begins on or after January 1, 2010 and, with respect to all other Deferred Amounts, on or after January 1, 2010.

ARTICLE II

DEFINITIONS

For the purposes of this Plan, the following words and phrases shall have the meanings indicated, unless the context clearly indicates otherwise:

Section 2.01 Account. “Account” or “Accounts” means the fair market value of Deferred Amounts and Earnings thereon as established under the terms of the Plan and reflected in the bookkeeping accounts maintained by the Employer from time to time. As used in context, “Account” may refer to the Participant’s entire interest under the Plan or, if used in the context of a specific plan year (e.g. “2010 Account” or “Plan Year Account”) may refer to the portion of the Participant’s interest under the Plan that reflect the Deferred Amount and Earnings thereon only for a Plan Year, or, if used in the context of a specific type of Deferred Amounts (e.g., “Plan Year Base Salary Account” or “Plan Year Discretionary Contribution Account”) those types of Deferred Amounts and Earnings thereon.

Section 2.02 Administrative Committee. “Administrative Committee” means the committee appointed by the Board to administer the Plan.

Section 2.03 Affiliate. “Affiliate” means each trade or business (whether or not incorporated) which together with the Company would be deemed to be a “single employer” within the meaning of subsections (b) or (c) of Code Section 414, in each case determined by a 50% control test.

Section 2.04 Base Salary. “Base Salary” means the base rate of cash compensation paid by the Employer to or for the benefit of a Participant for services rendered or labor performed while a Participant, including the portion thereof that a Participant could have received in cash in lieu of (i) Base Salary Deferrals pursuant to Section 4.02 and (ii) elective contributions made on his behalf by the Employer pursuant to a qualified cash or deferred arrangement (as defined in Code Section 401(k)) or pursuant to a plan maintained under Code Section 125.

Section 2.05 Base Salary Deferral. “Base Salary Deferral” means the amount of a Participant’s Base Salary that the Participant elects to defer under the Plan for a Plan Year and that is credited to his or her Account pursuant to Section 5.01.

Section 2.06 Beneficiary. “Beneficiary” means the person, persons or entity designated by the Participant pursuant to Article VIII to receive any benefits payable under the Plan in the event of the Participant’s death.

Section 2.07 Benefit Commencement Date. “Benefit Commencement Date” means the date specified in a Deferral Agreement upon which payment of an Account is to be made or commence.

Section 2.08 Board. “Board” means the Board of Directors of the Company.

Section 2.09 Change of Control. For purposes of this Plan, a “Change of Control” means any “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5).

Section 2.10 Code. “Code” shall mean the Internal Revenue Code of 1986, as amended, including regulations and guidance of general applicability issued thereunder.

Section 2.11 Company. “Company” means Energy Transfer Partners GP, L.P. and its successors.

Section 2.12 Deferral Agreement. “Deferral Agreement” means an agreement filed by a Participant in accordance with Article IV.

Section 2.13 Deferred Amount. “Deferred Amount” means a Participant’s Base Salary Deferrals, Incentive Compensation Deferrals and Unit Distributions Deferrals and Discretionary Contributions made on the Participant’s behalf, if any.

Section 2.14 Designee. “Designee” shall mean the Employer’s senior human resources officers or other individuals to whom the Administrative Committee has delegated its authority to act under the Plan. Wherever Administrative Committee is referenced in the plan, it shall be deemed to also refer to Designee.

Section 2.15 Discretionary Contribution. “Discretionary Contribution,” if any, means the amount of any discretionary employer contribution, including any matching contribution that the Employer agrees to make to the Plan from time to time.

Section 2.16 Earnings. “Earnings” shall mean the earnings credited to and/or losses debited from a Participant’s Account on the basis of the Hypothetical Investment Benchmarks applicable to the Participant’s Account under Section 5.02.

Section 2.17 Eligible Compensation. “Eligible Compensation” means any Base Salary, Incentive Compensation, and Unit Distributions that are earned for services performed during a Plan Year or performance period, as applicable. Eligible Compensation does not include expense reimbursements, any form of noncash compensation or transfer of property, or compensation, whether cash or noncash, paid under a stock- or unit-based plan other than Unit Distributions.

Section 2.18 Employer. “Employer” means the Company and any Affiliate designated by the Board or the Administrative Committee to participate in the Plan pursuant to Section 10.02.

Section 2.19 ERISA. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

Section 2.20 Form of Payment. “Form of Payment” means either a single sum distribution or substantially equal annual installments over a period of either 3 years or 5 years (as specified under Article IV). If the Form of Payment is substantially equal annual installments, the installments will be treated as a single payment for purposes of Code Section 409A.

Section 2.21 Hardship Withdrawal. “Hardship Withdrawal” means a payment on account of an unforeseeable emergency, as defined in Code Section 409A(a)(2)(B)(ii), pursuant to Section 6.05.

Section 2.22 Hypothetical Investment Benchmark. “Hypothetical Investment Benchmark” means the phantom investment benchmarks that are used to measure the earnings credited to and/or losses debited from a Participant’s Account.

Section 2.23 Incentive Compensation. “Incentive Compensation” means any cash incentive bonuses paid by the Employer to or for the benefit of a Participant for services rendered or labor performed while a Participant, including the portion thereof that a Participant could have received in cash in lieu of (i) Incentive Compensation deferrals pursuant to Section 4.02 and (ii) elective contributions made on his behalf by the Employer pursuant to a qualified cash or deferred arrangement (as defined in Code Section 401(k)) or pursuant to a plan maintained under Code Section 125 of the Code, but excluding Unit Distributions and any cash incentive bonuses earned by the Participant over a performance period of longer than 12 months (except any Performance Bonuses permitted to be deferred under Section 4.02(f)). For the avoidance of doubt, “Incentive Compensation” shall not include any compensation paid under a stock- or unit-based plan nor shall it include any cash incentive bonuses earned over a multi-year service period unless such bonuses are Performance Bonuses for which the Administrative Committee has permitted a deferral election in accordance with Section 4.02(f).

Section 2.24 Incentive Compensation Deferral. “Incentive Compensation Deferral” means the amount of a Participant’s Incentive Compensation that the Participant elects to defer under the Plan for a Plan Year and that is credited to his Account pursuant to Section 5.01.

Section 2.25 Modification Agreement. “Modification Agreement” means the form filed by a Participant to change the Benefit Commencement Date or the Form of Payment with respect to an Account under rules established by the Administrative Committee from time to time and pursuant to Section 4.03(b).

Section 2.26 Participant. “Participant” means any individual who (a) is eligible to participate in this Plan pursuant to Section 4.01 and (b) who elects to participate by filing a Deferral Agreement pursuant to Section 4.02 or for whom the Employer has made a Discretionary Contribution to the Plan.

Section 2.27 Performance Bonus. “Performance Bonus” means a cash incentive bonus that constitutes “performance-based compensation” within the meaning of Code Section 409A(a)(B)(iii).

Section 2.28 Plan Year. “Plan Year” means a twelve-month period beginning January 1 and ending the following December 31.

Section 2.29 Separation from Service. “Separation from Service” means the termination of a Participant’s employment with the Employer and all Affiliates for any reason whatsoever. A Participant shall be considered to have terminated his employment if it is reasonably anticipated that the bona fide level of services he would perform after a certain date (whether performed as an employee or independent contractor) would permanently decrease to no more than 20 percent of the average rate of services performed prior to such reduction over the immediately preceding 36-month period (or the full period of services to the Employer, if the employee has been providing services to the Employer for less than 36 months). If a Participant ceases or reduces services under a bona fide leave of absence, a Separation from Service occurs after the close of the 6-month anniversary of such leave, provided however that the Separation from Service shall be delayed to the extent that the employee has a statutory or contractual right to reemployment. Determination of whether a Separation from Service occurs shall be made in accordance with Treasury Regulation Section 1.409A-1(h). “Separate from Service” shall also be used herein to refer to a Separation from Service as defined above, as the context requires.

Section 2.30 Trust. “Trust” means the irrevocable grantor trust established under the Trust Agreement.

Section 2.31 Trust Agreement. “Trust Agreement” means the agreement entered into between the Employer and the Trustee pursuant to Article IX.

Section 2.32 Trust Fund. “Trust Fund” means the funds and properties held pursuant to the provisions of the Trust Agreement, together with all income, profits and increments thereto.

Section 2.33 Trustee. “Trustee” means the independent commercial trustee or trustees qualified and acting under the Trust Agreement at any time.

Section 2.34 Unit Distributions. “Unit Distributions” means cash distributions made by the Employer to or for the benefit of a Participant with respect to outstanding unvested unit-based awards granted pursuant to the Company’s long-term incentive plan for services rendered or labor performed while a Participant, including the portion thereof that a Participant could have received in cash in lieu of (i) Unit Distributions Deferrals pursuant to Section 4.02 and (ii) elective contributions made on his behalf by the Employer pursuant to a qualified cash or deferred arrangement (as defined in Code Section 401(k)) or pursuant to a plan maintained under Code Section 125, but only if the right to receive and retain such cash distributions is not subject to any vesting requirements other than a requirement that the recipient be employed on the date of payment.

Section 2.35 Unit Distributions Deferral. “Unit Distributions Deferral” means the amount of a Participant’s Unit Distributions that the Participant elects to defer under the Plan for a Plan Year and that is credited to his Account pursuant to Section 5.01.

Section 2.36 Valuation Date. “Valuation Date” means each day the New York Stock Exchange is open for business, or such other date as the Administrative Committee in its sole discretion may determine.

ARTICLE III

ADMINISTRATION

Section 3.01 Administrative Committee Duties. This Plan shall be administered by the Administrative Committee. A majority of the members of the Administrative Committee shall constitute a quorum for the transaction of business. All resolutions or other action taken by the Administrative Committee shall be by a vote of a majority of its members present at any meeting or, without a meeting, by an instrument in writing signed by all its members. Members of the Administrative Committee may participate in a meeting of such committee by means of a conference telephone or similar communications equipment that enables all persons participating in the meeting to hear each other, and such participation in a meeting shall constitute presence in person at the meeting and waiver of notice of such meeting.

The Administrative Committee shall be responsible for the administration of this Plan and shall have all powers necessary to administer this Plan, including discretionary authority to determine eligibility for benefits, to decide claims under the terms of this Plan, and to determine issues related to eligibility, Hypothetical Investment Benchmarks, distribution of Accounts, determination of Account balances, crediting of hypothetical earnings and contributions and debiting of hypothetical losses and of distributions, in-service withdrawals, deferral elections and any other duties concerning the day-to-day operation of this Plan. The Administrative Committee may designate one of its members as a chairperson and may retain and supervise outside providers, third party administrators, recordkeepers and professionals (including in-house professionals) to perform any or all of the duties delegated to it hereunder.

The Administrative Committee may from time to time establish rules for the administration of this Plan, and it shall have the exclusive right to interpret this Plan and to decide any matters arising in connection with the administration and operation of this Plan. All rules, interpretations and decisions of the Administrative Committee shall be conclusive and binding on the Employer, Participants and Beneficiaries.

No member of the Board or the Administrative Committee shall be liable for any act or action hereunder, whether of omission or commission, by any other member or employee or by any agent to whom duties in connection with the administration of this Plan have been delegated or for anything done or omitted to be done in connection with this Plan. The Administrative Committee shall keep records of all of its proceedings and shall keep records of all payments made to Participants or Beneficiaries and payments made for expenses or otherwise.

The Employer shall, to the fullest extent permitted by law, indemnify each director, officer or employee of the Employer (including the heirs, executors, administrators and other personal representatives of such person) and each member of the Administrative Committee against expenses (including attorneys’ fees), judgments, fines, amounts paid in settlement, actually and reasonably incurred by such person in connection with any threatened, pending or actual suit, action or proceeding (whether civil, criminal, administrative or investigative in nature or otherwise) in which such person may be involved by reason of the fact that he or she is or was serving this Plan in any capacity at the request of the Employer or the Administrative Committee. Expenses and liabilities arising out of gross negligence and willful misconduct shall not be covered by this indemnity.

Any expense incurred by the Employer or the Administrative Committee relative to the administration of this Plan shall be paid by the Employer and/or may be deducted from the Accounts of the Participants as determined by the Administrative Committee.

Section 3.02 Claims Procedures. If a Participant or Beneficiary (a “Claimant”) makes a written request alleging a right to receive payments under this Plan or alleging a right to receive an adjustment in benefits being paid under this Plan, such actions shall be treated as a claim for benefits. All claims for benefits under this Plan shall be sent to the Administrative Committee and administered in compliance with Section 409A. If the Administrative Committee determines that any individual who has claimed a right to receive benefits, or different benefits, under this Plan is not entitled to receive all or any part of the benefits claimed, the Administrative Committee shall inform the claimant in writing of such determination and the reasons therefor in terms calculated to be understood by the claimant. The notice shall be sent within 90 days of the claim unless the Administrative Committee determines that additional time, not exceeding 90 days, is needed and so notifies the Claimant. The notice shall make specific reference to the pertinent Plan provisions on which the denial is based, and shall describe any additional material or information that is necessary. Such notice shall, in addition, inform the claimant of the procedure that the claimant should follow to take advantage of the review procedures set forth below in the event the claimant desires to contest the denial of the claim. The Claimant may within 60 days thereafter submit in writing to the Administrative Committee a notice that the claimant contests the denial of his or her claim and desires a further review by the Administrative Committee. The Administrative Committee shall within 60 days thereafter review the claim and authorize the claimant to review pertinent documents and submit issues and comments relating to the claim to the Administrative Committee. The Administrative Committee will render a final decision on behalf of the Company with specific reasons therefor in writing and will transmit it to the claimant within 60 days of the written request for review, unless the Administrative Committee determines that additional time, not exceeding 60 days, is needed, and so notifies the Participant. If the Administrative Committee fails to respond to a claim filed in accordance with the foregoing within 60 days or any extended period, the Company shall be deemed to have denied the claim.

Completion of the claims procedures described in this Section 3.02 will be a condition precedent to the commencement of any legal or equitable action in connection with a claim for benefits under the Plan by a Claimant or by any other person or entity claiming rights individually or through a Claimant; provided, however, that the Administrative Committee may, in its sole discretion, waive compliance with such claims procedures as a condition precedent to any such action.

An authorized representative may act on behalf of a Claimant in pursuing a benefit claim or an appeal of an Adverse Benefit Determination. An individual or entity will only be determined to be a Claimant’s authorized representative for such purposes if the Claimant has provided the Administrative Committee with a written statement identifying such individual or entity as his authorized representative and describing the scope of the authority of such authorized representative. In the event a Claimant identifies an individual or entity as his authorized representative in writing to the Administrative Committee but fails to describe the scope of the authority of such authorized representative, the Administrative Committee shall assume that such authorized representative has full powers to act with respect to all matters pertaining to the Claimant’s benefit claim under the Plan or appeal of an Adverse Benefit Determination with respect to such benefit claim.

ARTICLE IV

PARTICIPATION, DEFERRAL AGREEMENTS, AND DISCRETIONARY CONTRIBUTIONS

Section 4.01 Participation.

(a) The President of the Company, in his sole discretion, shall select and notify those management or highly compensated employees of the Employer who shall be eligible to become a Participant in the Plan, and such employees may become Participants, effective as of the first day of the next Plan Year following such notification of eligibility, by executing and filing with the Administrative Committee a Deferral Agreement pursuant to Section 4.02. Any employee selected by the President of the Company as eligible to participate in the Plan in accordance with this Section 4.01 may also become a Participant without executing and filing a Deferral Agreement upon the crediting by the Employer of Discretionary Contributions to such Participant’s Account.

(b) Subject to Section 4.01(c), an employee who is eligible to participate in the Plan under Section 4.01(a) shall remain eligible to participate in the Plan for each Plan Year following his initial eligibility until his Separation from Service.

(c) Notwithstanding any provision herein to the contrary, an individual who has become a Participant of the Plan shall cease to be entitled to defer Eligible Compensation hereunder and/or receive an allocation of Discretionary Contributions effective as of the last day of any Plan Year designated by the Administrative Committee. Any such Administrative Committee action shall be communicated to the affected individual prior to the effective date of such action. Such an individual may again become entitled to defer Eligible Compensation hereunder and receive an allocation of Discretionary Contributions beginning as of the first day of any subsequent Plan Year selected by the Administrative Committee in its sole discretion.

Section 4.02 Contents and Timing of Deferral Agreements.

(a) The Administrative Committee shall have the discretion to specify the contents of a Deferral Agreement and to establish deadlines regarding the filing of the Deferral Agreements, subject to the terms of the Plan.

(b) A Deferral Agreement must specify (i) the Base Salary Deferrals elected for the Plan Year, provided that the Base Salary Deferrals may not exceed 50% of the Participant’s Base Salary; (ii) the Incentive Compensation Deferrals elected for the Plan Year, provided that the Incentive Compensation Deferrals may not exceed 50% of the Participant’s Incentive Compensation; (iii) the Unit Distributions Deferrals elected for the Plan Year, provided that the Unit Distributions Deferrals may not exceed 50% of the Participant’s Unit Distributions; (iv) the Benefit Commencement Date; and (iv) the Form of Payment. Items (i), (ii), and (iii) above may be expressed as either a dollar amount or as a percentage, as prescribed by the Administrative Committee. If no Benefit Commencement Date is specified, the Deferral Agreement shall be deemed to specify a Benefit Commencement Date that is the date upon which the Participant Separates from Service. If no Form of Payment is specified, the Deferral Agreement shall be deemed to specify a Form of Payment that is a single lump sum.

(c) The Administrative Committee may, in its discretion, permit Deferral Agreements to specify a unique Benefit Commencement Date and Form of Payment with respect to different Plan Accounts for each Plan Year.

(d) Subject to Sections 4.02(i) and 6.05, Deferral Agreements shall be filed and become irrevocable with respect to Eligible Compensation no later than the December 31 preceding the Plan Year during which the services for such Eligible Compensation are first performed; provided, however, that in the event the Participant makes a hardship withdrawal under a 401(k) savings plan maintained by the Employer, his Deferral Agreement then in effect, if any, shall immediately terminate.

(e) Notwithstanding Section 4.02(d), the Administrative Committee may establish a later deadline for the filing and irrevocability of Deferral Agreements to the extent that the Administrative Committee determines that such deadlines conform to the requirements of Code Section 409A, including a deadline of no later than 30 days of initial eligibility for an employee who becomes newly eligible to participate in the Plan (such as a new hire to the Employer or in connection with the initial adoption of the Plan).

(f) Notwithstanding anything to the contrary in this Section 4.02, if permitted in accordance with the administrative procedures implemented by the Administrative Committee (which may vary among individual Participants), a Participant may elect to defer (or change an election to defer) a Performance Bonus after the start of a Plan Year or Plan Years in which such Performance Bonus is earned in whole or in part, provided that (i) such Participant executes and files with the Administrative Committee a Deferral Agreement with respect to such Performance Bonus in accordance with the procedures prescribed by the Administrative Committee no later than the date that is six months before the end of the performance period applicable thereto, (ii) such Participant has performed services continuously for the Employer from the later of the beginning of the performance period or the date upon which the performance criteria applicable to such Performance Bonus are established through a date no earlier than the date upon which the Participant makes an initial deferral election with respect thereto pursuant to this Section 4.02(f), and (iii) such Participant makes such election before the Performance Bonus has become readily ascertainable (within the meaning of Code Section 409A). In the event that such Participant has elected to defer Incentive Compensation for a Plan Year, any election by such Participant to defer a Performance Bonus under this Section 4.02(f) shall be deemed to override any election as to such Performance Bonus under Section 4.02(b)(ii), but only with respect to such Performance Bonus. In the event that a Participant is eligible to receive a Performance Bonus but has not made (or been offered) a special election to defer such Performance Bonus, any election made pursuant to Section 4.02(b)(ii) with respect to the Plan Year during which such Performance Bonus was earned shall apply to such Performance Bonus whenever it is paid.

(g) A Deferral Agreement shall become effective (1) with respect to Base Salary Deferrals, as of the first day of the first full payroll period that begins during the Plan Year that is immediately after the date the Deferral Agreement is effected by the Participant and filed with the Administrative Committee and (2) with respect to all other Deferred Amounts (except for deferrals of Performance Bonuses permitted pursuant Section 4.02(f)), as of the first day of the Plan Year that is immediately after the date the Deferral Agreement is effected by the Participant and filed with the Administrative Committee. Notwithstanding the foregoing, a Deferral Agreement filed after the deadline set forth in Section 4.02(d) pursuant to Section 4.02(e) above shall (A) become effective with respect to deferrals of the Participant’s Base Salary as of the first day of the first full payroll period that begins during the first calendar quarter commencing on or after the date the Participant was first notified of his Plan eligibility or, if he timely files his Deferral Agreement after the first day of such payroll period, such later date as may be administratively feasible after such Deferral Agreement is filed and shall be effective only with respect to Base Salary earned on or after the first day of the first payroll period of such first calendar quarter and after the filing of such Deferral Agreement, (B) become effective as soon as administratively feasible with respect to deferrals of the Participant’s Incentive Compensation for the Plan Year that is earned over a performance period that coincides with the Plan Year or the Participant’s term of employment during such Plan Year, if less (“Annual Incentive Compensation”), but shall apply only to a portion of the Participant’s Annual Incentive Compensation for the Plan Year equal to the total amount of the Participant’s Annual Incentive Compensation for the Plan Year multiplied by the ratio of the number of days remaining in the Plan Year after the effective date of the Deferral Agreement over the total number of days in the Plan Year during which the Participant was employed by the Employer, (C) become effective with respect to Incentive Compensation other than Annual Incentive Compensation at the start of the first performance period that coincides with or begins after the date that the Participant first defers Base Salary under the Plan, and (D) become effective with respect to deferrals of the Participant’s Unit Distributions at the start of the first performance period that coincides with or begins after the first day of the first calendar quarter commencing after the date the Participant timely files his Deferral Agreement.

(h) The reduction in a Participant’s Eligible Compensation pursuant to his Deferral Agreement shall be effected by Eligible Compensation reductions each payroll period as determined by the Administrative Committee following the effective date of the Deferral Agreement. Subject to Section 4.02(g), such Eligible Compensation reductions shall apply with respect to all Eligible Compensation earned while the Deferral

Agreement is effective (as described in Sections 4.02(g) and (j)) regardless of when the Eligible Compensation is actually paid. For the sake of clarity, Eligible Compensation reductions attributable to elections to defer a Participant’s Incentive Compensation shall be made within the next following Plan Year if the Incentive Compensation to which the Participant’s Deferral Agreement relates is paid in such next following Plan Year.

(i) Any Plan provisions notwithstanding, deferrals pursuant to a Participant’s Deferral Agreement shall be suspended during any period of unpaid leave of absence from the Employer and shall terminate immediately on the date such Participant incurs a Separation from Service, except with respect to Eligible Compensation earned prior to that date.

(j) A Deferral Agreement for a Plan Year shall no longer be effective (1) with respect to Base Salary Deferrals, as of the first day of the first full payroll period that begins during the subsequent Plan Year and (2) with respect to all other Deferred Amounts, as of the first day of the subsequent Plan Year, except with respect to Compensation earned but not paid prior to such dates, as applicable. A Participant may file a new Deferral Agreement for a subsequent Plan Year if he satisfies the eligibility requirements set forth in Section 4.01, provided that the new Deferral Agreement is executed and filed prior to the deadlines set forth in Sections 4.02(d), (e), or (f), as applicable, and within the time period prescribed by the Administrative Committee.

Section 4.03 Modification or Revocation of Election by Participant.

(a) A Participant may not change the amount of Eligible Compensation to be deferred for a Plan Year after the date on which such election is irrevocable pursuant to Section 4.02(d), (e), or (f), as applicable. Mid-year cancellations of Deferral Agreements are permitted only in accordance with Sections 4.02(d), 4.02(i) and/or 6.05, and mid-year suspensions of Deferral Agreements are permitted only in accordance with Section 4.02(i).

(b) A Participant may file a Modification Agreement changing the Benefit Commencement Date and/or Form of Payment for an Account subject to the rules of this Section 4.03(b). A Modification Agreement shall be effective only if (i) it is filed at least 12 months prior to the existing Benefit Commencement Date (determined without regard to a new Benefit Commencement Date under the Modification Agreement) and (ii) except in the case of the death of the Participant, any new Benefit Commencement Date or Form of Payment that is specified under the Modification Agreement results in a delay in payment of at least 5 years. The Administrative Committee may limit Modification Agreements under rules that it may provide from time to time, including restrictions on the Benefit Commencement Dates that may be elected.

(c) The entitlement to installment payments shall be treated as the entitlement to a single payment for purposes of Code Section 409A and applicable administrative guidance thereunder. Based on this treatment, when applying the Modification Agreement restrictions of Section 4.03(b), a change to the Benefit Commencement Date or Form of Payment must result in an additional deferral for a minimum of 5 years from the date that the first installment would have otherwise been paid. For example, a 10 year installment payout scheduled to commence in 2010 could be changed to a lump sum payment payable in 2015 or a series of installment payments commencing in 2015, assuming the other requirements of Section 4.03(b) have been met.

Section 4.04 Discretionary Contributions. As of any date selected by the Employer, the Employer may credit a Participant’s Account with Discretionary Contributions in such amount, if any, as the Employer shall determine in its sole discretion. Such Discretionary Contributions may be made on behalf of some Participants but not others, and such Discretionary Contributions may vary among individual Participants in amount.

ARTICLE V

DEFERRED COMPENSATION ACCOUNTS

Section 5.01 Maintenance of Accounts. Accounts shall be established and maintained for the Deferred Amount and Earnings for each Participant and for each Plan Year, and, in the discretion of the Administrative Committee, separate Accounts for each Plan Year may be established for Deferred Amounts attributable to Base Salary, Incentive Compensation, Unit Distributions, or Discretionary Contributions. Deferred Amounts shall be credited to the Account as of the date such contributions are received by the Trustee of the grantor trust established to fund the Plan pursuant to Article IX, but in no event more than two weeks after the Deferred Amount would otherwise have been paid to the Participant or, in the case of Discretionary Contributions, the date that the Employer awards such amount to the Participant. A Participant’s Account(s) shall be utilized solely as a device for the measurement and determination of the amounts to be paid to the Participant pursuant to this Plan, and shall not constitute or be treated as a trust fund of any kind. The Administrative Committee shall determine the balance of each Account, as of each Valuation Date, by adjusting the balance of such Account as of the immediately preceding Valuation Date to reflect changes in the value of the deemed investments thereof, credits and debits and distributions pursuant to Article VI with respect to such Account since the preceding Valuation Date. To the extent that the Employer is required to withhold any taxes or other amounts from the Deferred Amount pursuant to any state, Federal or local law, Deferred Amounts shall be reduced for such withholdings only to the extent that there is not sufficient cash compensation payable to the Participant at the time that such withholding must be made and such withholding conforms to Code Section 409A.

Section 5.02 Hypothetical Investment Benchmarks. Each Participant shall be entitled to direct the manner in which his Accounts will be deemed to be invested, selecting among the Hypothetical Investment Benchmarks specified by the Administrative Committee from time to time, and in accordance with such rules, regulations and procedures as the Administrative Committee may establish from time to time. If a Participant fails to properly direct the deemed investment of his Accounts, then his Accounts shall be deemed to be invested in the Hypothetical Investment Benchmarks designated by the Administrative Committee from time to time in a uniform and nondiscriminatory manner. Notwithstanding anything to the contrary herein, earnings and losses based on a Participant’s investment elections shall begin to accrue as of the date such Participant’s Deferred Amounts are credited to his/her Accounts.

ARTICLE VI

BENEFITS AND DISTRIBUTIONS

Section 6.01 Time and Form of Payment. Payment of a Participant’s Account shall commence as soon as administratively practicable following the Benefit Commencement Date. The amount of such payment shall be based upon the most recent Account Valuation Date and shall be paid pursuant to the Form of Payment that is applicable to such Account. Payments shall be made in cash. If the applicable Form of Payment is installments, each annual installment shall be an amount equal to (i) the balance of such Account as of the most recent Valuation Date preceding the payment date, divided by (ii) the number of remaining installments (including the installment being paid).

Section 6.02 Separation from Service Distributions. Notwithstanding Sections 6.01 and 6.03 but subject to Section 6.07, in the event of a Participant’s Separation from Service prior to the Benefit Commencement Date, payment of his Account(s) shall commence as soon as administratively practicable following the Separation from Service and shall be paid in cash in the same Form of Payment elected for distribution upon the Benefit Commencement Date.

Section 6.03 In-Service and Specified Date Distributions. Subject to Section 6.02, if the Benefit Commencement Date applicable to an Account is a specified date, payment of the Account shall commence on the Benefit Commencement Date pursuant to Section 6.01 in the Form of Payment elected by the Participant.

Section 6.04 Distributions in the Event of Death. Notwithstanding the provisions of Sections 6.01, 6.02 and 6.03 or the terms of any Deferral Agreement, if a Participant dies prior to Separation from Service or prior to receiving full payment of his Account(s), the Employer shall pay the remaining balance (determined as of the most recent Valuation Date preceding such event) to the Participant’s Beneficiary or Beneficiaries (as the case may be) as soon as administratively practicable following such event in a lump sum in cash only.

Section 6.05 Hardship Withdrawals. Notwithstanding the provisions of Sections 6.01, 6.02, and 6.03 or of any Deferral Agreement, a Participant shall be entitled to early payment of all or part of the balance in his Account(s) if the Administrative Committee determines in its sole discretion that the standards for a Hardship Withdrawal are satisfied. A Hardship Withdrawal shall be permitted only to the extent reasonably needed to satisfy the unforeseeable emergency that satisfies the standards for a Hardship Withdrawal. An application for an early payment under this Section 6.05 shall be made to the Administrative Committee in such form and in accordance with such procedures as the Administrative Committee shall determine from time to time. The determination of whether and in what amount and form a distribution will be permitted pursuant to this Section 6.05 shall be made by the Administrative Committee. All Deferral Agreements shall terminate upon the Administrative Committee’s determination that a Hardship Withdrawal shall be made.

Section 6.06 Change of Control. In the event of a Change of Control, a Participant’s Account shall be paid as soon as administratively practicable following the Change of Control in a single sum if a Change of Control distribution has been elected by such Participant in the applicable Deferral Agreement.

Section 6.07 Delay for Specified Employees. Notwithstanding anything to the contrary herein, with respect to any payment to be made or to commence upon a Participant’s Separation from Service (other than for death), if such distribution would be subject to additional taxes and interest under Code Section 409A because the timing of the such payment is not delayed as provided in Code Section 409A(a)(2)(B)(i) and the regulations thereunder, such payment(s) to the Participant upon his Separation from

Service (other than for death) shall not be made until the close of the 6-month anniversary of such Separation from Service (or if earlier, upon the death of the Participant pursuant to Section 6.04). If the applicable Form of Payment is installment payments, the second and subsequent installment payments shall occur on the Valuation Date coincident with or next succeeding the anniversary of the date of the Participant’s Separation from Service and each subsequent anniversary of his Separation from Service for the duration of the applicable installment period. The identification of “specified employees,” if any, for purposes of this Section shall be made in accordance with the general requirements of Code Section 409A(a)(2)(B)(i) pursuant to any method elected by the Administrative Committee by written designation or, if no such designation is made, under the default rules under such Code Section.

Section 6.08 Permitted Accelerated Payments. Notwithstanding anything to the contrary in the Plan, the Administrative Committee may direct the accelerated payment of Plan benefits under the following circumstances:

(a) A Participant shall be entitled to receive distribution of all or such portion of his Account, in a single lump sum payment, to the extent necessary for any Federal officer or employee in the executive branch to comply with an ethics agreement with the Federal government;

(b) A Participant shall be entitled to receive distribution of all or such portion of his Account, in a single lump sum payment, to the extent reasonably necessary to avoid the violation of an applicable Federal, state, local or foreign ethics law or conflicts of interest law;

(c) A Participant shall be entitled to receive a distribution of such portion of his Account, in a single lump sum payment, as is necessary to pay (i) the Federal Insurance Contributions Act (FICA) tax imposed under Code Sections 3101, 3121(a) and 3121(v)(2), where applicable, on Compensation deferred under the Plan (the “FICA Amount”), (ii) the income tax at source on wages imposed under Code Section 3401, or the corresponding withholding provisions of applicable state, local, or foreign tax laws as a result of the payment of the FICA Amount, and (iii) to pay the additional income tax at source on wages attributable to the pyramiding Section 3401 wages and taxes; provided, however, that the total payment under this Section 6.08(c) shall not exceed the aggregate of the FICA Amount and the income tax withholding related to such FICA Amount;

(d) A Participant shall be entitled to receive distribution of such portion of his Account, in a single lump sum payment, as is required to be included in the Participant’s income as a result of the failure of the Plan to comply with Code Section 409A; provided, however, that such distribution shall not exceed the amount required to be included in the Participant’s income as a result of such failure;

(e) A Participant shall be entitled to receive distribution of all or such portion of his Account, in a single lump sum payment, to reflect payment of state, local or foreign tax obligations arising from participation in the Plan that apply to an amount deferred under the Plan before the amount is paid or made available to the Participant. Any such payment may not exceed (i) the amount of such taxes as are due as a result of participation in the Plan (the “Other Taxes”) and may be made in the form of withholding pursuant to the provisions of the applicable law or by distribution directly to the Participant and (ii) the income tax at source on wages imposed under Code Section

3401 as a result of the distribution of the Other Taxes and to pay the additional income tax at source on wages imposed under Code Section 3401 attributable to the payment of such additional Code Section 3401 wages and Other Taxes;

(f) A Participant shall be entitled to receive distribution of all or such portion of his Account, in a single lump sum payment, in connection with the settlement of an arms’ length bona fide dispute between the Employer and the Participant as to the Participant’s right to benefits under the Plan to the extent contemplated under Code Section 409A without causing such distribution to be treated as an impermissible acceleration;

(g) A Participant shall be entitled to receive distribution of all or such portion of his Account, in a single lump sum payment, under any other circumstance permitted under Treasury Regulation Section 1.409A-3(j)(4) (except in connection with a qualified domestic relations order) or any successor regulation thereto or prescribed by the Commissioner of Internal Revenue in generally applicable guidance published in the Internal Revenue Bulletin; and

(h) The Administrative Committee may direct, in its discretion, that the balance of each Participant’s Account(s) under the Plan be distributed in connection with a termination of the Plan in accordance with Section 8.02.

Any distribution to be made pursuant to Sections 6.07(a) through (g) shall be made as soon as administratively practicable following the determination that such distribution should be made.

Section 6.09 Withholding of Taxes. Notwithstanding any other provision of this Plan, the Employer shall withhold from payments made hereunder any amounts required to be so withheld by any applicable law or regulation.

Section 6.10 As soon as administratively practicable. For purposes of this Article VI, “as soon as administratively practicable” means a date of distribution that is as soon as administratively practicable as determined by the Administrative Committee following the specified payment date, but in no event later than 90 days after the specified payment date. In no event shall a Participant or his Beneficiary be permitted to designate the taxable year of the payment.

ARTICLE VII

BENEFICIARY DESIGNATION

Section 7.01 Beneficiary Designation. Each Participant shall have the right, at any time, to designate any person, persons or entity as his Beneficiary or Beneficiaries. A Beneficiary designation shall be made, and may be amended, by the Participant by filing a written designation with the Administrative Committee, on such form and in accordance with such procedures as the Administrative Committee shall establish from time to time.

Section 7.02 No Beneficiary Designation. If a Participant fails to designate a Beneficiary as provided above, or if all designated Beneficiaries predecease the Participant, then the Participant’s Beneficiary shall be deemed to be the Participant’s estate.

ARTICLE VIII

AMENDMENT AND TERMINATION OF PLAN

Section 8.01 Amendment and Interpretation. The Board or the Administrative Committee may at any time amend this Plan in whole or in part; provided, however, that no amendment shall be effective to decrease the balance in any Account as accrued at the time of such amendment, except for any decrease that may arise due to future Earnings or distributions; provided further, however, that notwithstanding the foregoing, the Board or the Administrative Committee may make such amendments to the Plan as are necessary or advisable, as determined by the Board or the Administrative Committee in its discretion, to enable the Plan and the Account(s) of Participants established hereunder to comply with the requirements of Code Section 409A. The Board and the Administrative Committee shall use good faith efforts to interpret the Plan in a manner that is consistent with the intent that the Plan conform to the requirements of Code Section 409A.

Section 8.02 Company’s Right to Terminate. Notwithstanding anything to the contrary, the Board or the Administrative Committee may, in their sole discretion, at any time terminate the Plan with respect to future Deferral Agreements. The Board or the Administrative Committee may also terminate the Plan in its entirety and accelerate the time and form of payment of all Accounts under the Plan, under the following circumstances:

(a) The Board or the Administrative Committee may terminate and liquidate the Plan within 12 months of a corporate dissolution taxed under Code Section 331, or with the approval of a bankruptcy court pursuant to 11 U.S.C. § 503(b)(1)(A), provided that the balance of all of the Participants’ Accounts under the Plan are included in the Participants’ respective gross incomes in the latest of (A) the calendar year in which the Plan termination and liquidation occurs or (B) the first calendar year in which the payment is administratively practicable;

(b) The Board or Administrative Committee may, in their discretion, terminate and liquidate the Plan in connection with a Change in Control of the Company (or, with respect to a Participant who is employed by an Employer other than the Company, a Change in Control of such Employer), provided that the following requirements are satisfied:

(i) The Change in Control of such entity constitutes a change in ownership or control of such entity or a substantial portion of its assets within the meaning of Code Section 409A o (a “409A Change in Control”) and the Board or Administrative Committee (or their appropriate counterparts with respect to any Employer other than the Company) takes irrevocable action to terminate and liquidate the Plan within 30 days preceding or 12 months following such 409A Change in Control;

(ii) The vested interest of each Participant in his Account under the Plan and all Other Arrangements (as defined in Paragraph (iii) below) are distributed within 12 months following the date that all necessary action to terminate and liquidate the Plan and the Other Arrangements (as defined in Paragraph (iii) below) is irrevocably taken; and

(iii) All plans, arrangements, methods, programs and other arrangements that are sponsored by the “service recipient” (within the meaning of Code Section 409A), as determined immediately following such 409A Change in Control, with respect to which deferrals of compensation are treated as having been deferred under a single plan under Treasury Regulation Section 1.409A-1(c)(2) (collectively, the “Other Arrangements”), are terminated and liquidated with respect to each Participant who experienced such 409A Change in Control. For purposes of any 409A Change in Control that results from an asset purchase transaction, the applicable “service recipient” with the discretion to liquidate and terminate the Plan and the Other Arrangements shall be the “service recipient” that is primarily liable immediately after the transaction for the payment of the Plan benefits.

(c) The Board or Administrative Committee may, in their discretion, terminate and liquidate the Plan, provided that:

(i) The termination and liquidation does not occur proximate to a down turn in the financial health of the Company and all entities that would be considered a single “service recipient” along with the Company under Code Section 409A;

(ii) Such “service recipient” terminates and liquidates all plans, agreements, methods, programs and other arrangements sponsored by the service recipient that would be aggregated with any terminated and liquidated plans, agreements, methods, programs and other arrangements under Treasury Regulation Section 1.409A-1(c) if the same Participant had deferrals of compensation under all such plans, agreements, methods, programs or other arrangements;

(iii) No payments in liquidation of the Plan are made within 12 months of the date that the Company takes all necessary action to irrevocably terminate and liquidate the Plan, other than payments that would be payable under the terms of such arrangements if the action to terminate and liquidate the Plan had not occurred;

(iv) All payments are made within 24 months of the date that the Company takes all necessary action to irrevocably terminate and liquidate the Plan; and

(v) the Company and all other entities required to be considered a single “service recipient” within the meaning of Code Section 409A do not adopt a new Plan that would be aggregated with any terminated and liquidated plan under Treasury Regulation Section 1.409A-1(c) if the same Participant participated in both plans at any time within three years following the date that the service recipient took all necessary action to irrevocably terminate and liquidate the Plan.

(d) The Board or Administrative Committee may, in their discretion, terminate and liquidate the Plan upon such other events or conditions as the Commissioner of Internal Revenue may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.

In the event that the Plan is terminated, the balance in a Participant’s Accounts shall be paid to such Participant or his Beneficiary in the manner specified by the Board or Administrative Committee (but subject to the distribution timing requirements described above), which may include the payment of a single lump sum payment in full satisfaction of all of such Participant’s or Beneficiary’s benefits hereunder.

ARTICLE IX

NATURE OF THE PLAN

Section 9.01 Establishment of Trust Fund. The Plan is intended to constitute an unfunded, unsecured plan of deferred compensation for a select group of management or highly compensated employees of the Employer. Plan benefits herein provided are a contractual obligation of the Employer which shall be paid out of the Employer’s general assets. Nevertheless, subject to the terms hereof and of the Trust Agreement, the Employer shall transfer money or other property to the Trustee to provide Plan benefits hereunder and the Trustee shall pay Plan benefits to Participants and Beneficiaries out of the Trust in accordance with the terms of the Trust. To the extent that the Employer transfers assets to the Trustee pursuant to the Trust Agreement, the Administrative Committee may, but need not, establish procedures for the Trustees to invest the Trust Fund in accordance with each Participant’s designated deemed investments pursuant to Section 5.02 respecting the portion of the Trust Fund assets equal to such Participant’s Accounts.

Section 9.02 Ownership of Trust Fund Assets. The Employer shall remain the owner of all assets in the Trust Fund and the assets shall be subject to the claims of the Employer’s creditors if the Employer ever becomes insolvent. For purposes hereof, the Employer shall be considered “insolvent” if (a) the Employer is unable to pay its debts as such debts become due or (b) the Employer is subject to a pending proceeding as a debtor under the United Sates Bankruptcy Code (or any successor federal statute). The President of the Employer and its board of directors shall have the duty to inform the Trustee in writing if the Employer becomes insolvent. Such notice given under the preceding sentence by any party shall satisfy all of the parties’ duty to give notice. When so informed, the Trustee shall suspend payments to the Participants and Beneficiaries and hold the assets for the benefit of the Employer’s general creditors. If the Trustee receives a written allegation that the Employer is insolvent, the Trustee shall suspend payments to the Participants and Beneficiaries and hold the Trust Fund for the benefit of the Employer’s general creditors, and shall determine in the manner specified in the Trust Agreement whether the Employer is insolvent. If the Trustee determines that the Employer is not insolvent, the Trustee shall resume payments to the Participants and Beneficiaries. No Participant or Beneficiary shall have any preferred claim to, or any beneficial ownership interest in, any assets of the Trust Fund, and, upon commencement of participation in the Plan, each Participant shall have agreed to waive his priority credit position, if any, under applicable state law with respect to the assets of the Trust Fund.

Section 9.03 Limitation on Funding. Notwithstanding anything to the contrary herein or in the Trust Agreement, in no event shall money and/or property be transferred to the Trust if such transfer would result in adverse tax consequences to a Participant pursuant to Code Section 409A(b).

ARTICLE X

MISCELLANEOUS

Section 10.01 Nonassignability. Except as specifically set forth in the Plan with respect to the designation of Beneficiaries, neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.

Section 10.02 Designation of Participating Affiliates. It is contemplated that other Affiliates may be designated to participate in the Plan and thereby become an Employer. Any Affiliate, whether or not presently existing, may become a party hereto if designated to so participate by the Board or by the Administrative Committee. Each of the Affiliates listed on Appendix A to this Plan is an Employer participating in the Plan, and Appendix A may be updated from time to time by the Committee without the requirement of a formal Plan amendment. Except as otherwise provided herein, the provisions of the Plan shall apply separately and equally to each Employer and its employees in the same manner as is expressly provided for the Company and its employees, except that the power to appoint or otherwise affect the Trustee and the power to amend or terminate the Plan or amend the Trust Agreement shall be exercised by the Board or the Administrative Committee alone. Transfer of employment among Companies and Affiliates shall not be considered a termination of employment hereunder and service with one Employer shall be considered service with all others. Any Employer may, by appropriate action of its officers without the need for approval of its board of directors (or noncorporate counterpart), the Board, or the Administrative Committee, terminate its participation in the Plan. Moreover, the Board or the Administrative Committee may, in its discretion, terminate an Employer’s Plan participation at any time, but distributions pursuant to any such termination of an Employer’s participation in the Plan shall be subject to the provisions of Section 8.02 and Treasury Regulation Section 1.409A-3(j)(4)(ix). Notwithstanding the foregoing, the termination of an Employer’s Plan participation may be effective only as of the end of a Plan Year if the Employer remains an Affiliate of the Company following such termination or, if the Employer does not remain as an Affiliate of the Company at such time, the termination shall be effective only at a time that complies with Code Section 409A.

APPENDIX A

PARTICIPATING AFFILIATES

As of January 1, 2010, the Affiliates participating in the Plan and the effective dates of their participation are as follows:

PARTICIPATING AFFILIATES	EFFECTIVE DATE OF PARTICIPATION

Energy Transfer Partners GP, L.P. (Plan sponsor)	January 1, 2010

Heritage Operating, L.P.	January 1, 2010

Heritage Services Corp.	January 1, 2010

LaGrange Acquisition, L.P. d/b/a Energy Transfer Company	January 1, 2010

Titan Propane LLC	January 1, 2010

Titan Propane Services, Inc.	January 1, 2010

Energy Transfer Equity, L.P.	January 1, 2010

Transwestern Pipeline Company, LLC	January 1, 2010

Energy Transfer Group, L.L.C.	January 1, 2010

Energy Transfer Technologies, Ltd.	January 1, 2010

SEC Energy Products & Services LP d/b/a Standard Equipment Company	January 1, 2010